Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 1, 2005, except for the second paragraph of Note 9, as to which the date is September 15, 2005, in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-128870) and related Prospectus of Harry & David Operations Corp. for the exchange and registration of $70,000,000 of Senior Floating Rate Notes and $175,000,000 of 9% Senior Notes.

/s/ Ernst & Young LLP

Portland, Oregon

October 24, 2005